SHAREHOLDER SERVICING PLAN AND AGREEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940

This plan constitutes the Shareholder Servicing Plan and Agreement (the “Plan”) for NexPoint Event-Driven Fund (the “Fund”). The Plan relates solely to the Fund, may be amended from time to time, and supersedes and replaces any prior shareholder services plan with respect to the Fund.

WHEREAS, it is desirable to provide the Fund flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Fund desires to adopt a Shareholder Servicing Plan; and

WHEREAS, the Fund intends to enter into Plan agreements (“Shareholder Services Agreements”) with certain financial institutions, broker-dealers, and other financial intermediaries (“Authorized Service Providers”) pursuant to which the Authorized Service Providers will provide certain administrative support services to the beneficial owners of the Fund’s shares;

NOW THEREFORE, the parties agree as follows:

1. Implementation. Any officer of the Fund is authorized to execute and deliver, in the name of the Fund, written Shareholder Services Agreements with Authorized Service Providers that are record owners of Fund shares or that have a servicing relationship with the beneficial owners of shares of the Fund. A form of Shareholder Services Agreement is attached hereto as Schedule A, and variations in the agreement may be used in lieu thereof.

2. Services. Pursuant to a Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund shares administrative support services, not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Fund’s prospectus. Administrative support services include, but are not limited to: (i) electronic processing of client orders; (ii) electronic fund transfers between clients and the Fund; (iii) account reconciliations with the Fund’s transfer agent; (iv) facilitation of electronic delivery to clients of Fund documentation, including the Fund’s prospectus, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (v) monitoring client accounts for back-up withholding and any other special tax reporting obligations; (vi) maintenance of books and records with respect to the foregoing; and (vii) such other information and liaison services as the Fund or NexPoint Advisors, L.P. may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

3. Compensation. In consideration for such administrative support services, the Authorized Service Providers will receive a fee, computed daily and paid monthly in the manner set forth in the respective Shareholder Services Agreements, at an annual rate of up to twenty-five basis points (0.25%) of the average daily net assets of each of the Class A and Class C shares of the Fund attributable to or held in the name of the Authorized Service Provider. All expenses incurred by the Fund in respect of this Plan shall be borne by the holders of the Fund’s shares.

4. Effective Date and Termination. This Plan will be effective with regard to the shares of the Fund only after approval by a vote of a majority of the Board of Trustees of the Fund (the “Board”), including a majority of trustees who are not “interested persons” of the Fund as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Independent Trustees”) and the commencement of the public offering of the shares of the Fund. The Plan may be terminated with respect to the shares of the Fund at any time by vote of a majority of the Independent Trustees.

5. Amendment. The Plan may be amended at any time by the Board with respect to the Fund, provided that all material amendments to the Plan shall be approved by the Board in the manner provided herein with respect to the initial approval of the Plan.

6. Reporting. While this Plan is in effect, the Board shall be provided with a quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made.

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Schedule A

to the

Shareholder Servicing Plan and Agreement

SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the “Agreement”) is made as of [ ], 2018, by and between NexPoint Event-Driven Fund, a Delaware statutory trust registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and herein referred to as the “Fund,” and [NAME OF AUTHORIZED SERVICE PROVIDER] (the “Authorized Service Provider”) solely for the purpose of providing administrative services, as provided below:

1.	Services. The Authorized Service Provider shall provide those administrative shareholder services and/or account maintenance services listed on Exhibit A attached hereto, to those individuals or entities with whom the Authorized Service Provider has a servicing and/or other relationship and who may from time to time directly or beneficially own shares of the Fund. Exhibit A may be amended from time to time by mutual agreement of the parties.

2.	Compensation.

(a) The fee to be paid with respect to the Fund will be computed and paid monthly at an annual rate not to exceed 0.25% of the average daily net assets of each of the Class A and Class C shares of the Fund, provided that such shares are beneficially owned of record at the close of business on the last business day of the payment period by shareholders with whom the Authorized Service Provider has a servicing relationship as indicated by the records maintained by the Fund or its transfer agent (the “Subject Shares”).

(b) The Fund shall pay the Authorized Service Provider the total of the fees calculated for the Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

3.	Records and Reporting. The Authorized Service Provider shall furnish the Fund with such information as shall reasonably be requested by the Fund’s Board of Trustees (the “Board”) with respect to the fees paid to the Authorized Service Provider pursuant to this Agreement.

4.	Limitations.

(a) The parties acknowledge and agree that the services discussed in Section 1 above and listed in Schedule A attached hereto are not primarily intended to result in the sale of shares of the Fund and are not the services of an underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act.

(b) Neither the Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus or Statement of Additional Information for the Fund, and the Authorized Service Provider shall have no authority to act as agent for the Fund outside the parameters of this Agreement.

5.	Termination. This Agreement may be terminated by either party at any time without payment of any penalty upon sixty (60) days’ written notice.

6.	Amendments. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days’ written notice or upon such shorter notice as the parties may mutually agree.

7.	Notices.

All communications to the Fund should be sent to:

NexPoint Event-Driven Fund

c/o NexPoint Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: Brian Mitts, Chief Financial Officer and Treasurer

Any notice to the Authorized Service Provider shall be sent to:

[AUTHORIZED SERVICE PROVIDER]

Attn:

All communications and any notices required hereunder shall be deemed to be duly given if mailed or faxed to the respective party at the address for such party specified above.

8.	Confidentiality. The parties to this Agreement mutually acknowledge that the Fund is subject to the Privacy Policy of NexPoint Advisors, L.P. that restricts the disclosure of certain types of non-public information regarding the customers of the Fund and the parties agree to be bound by the restrictions imposed by such Privacy Policy.

9.	Indemnification.

(a) The Fund agrees to indemnify and hold the Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Authorized Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Fund of any provision of this Agreement or the Fund’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

(b) The Authorized Service Provider agrees to indemnify and hold the Fund harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Fund may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Authorized Service Provider of any provision of this Agreement or the Authorized Service Provider’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

10.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas.

11.	Limitation of Liability. The names “NexPoint Event-Driven Fund” and “Trustees of NexPoint Event-Driven Fund” refer respectively to the Fund and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust to which reference is hereby made and a copy of which is on file with the U.S. Securities and Exchange Commission and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “NexPoint Event-Driven Fund” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the assets of the Fund and all persons dealing with shares of the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

12.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

13.	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.	Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the [ ] day of [ ], 2018.

NEXPOINT EVENT-DRIVEN FUND	[AUTHORIZED SERVICE PROVIDER]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

TO SHAREHOLDER SERVICES AGREEMENT

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following with respect to the Class A and/or Class C shares:

1.	electronic processing of client orders;

2.	electronic fund transfers between clients and the Fund;

3.	account reconciliations with the Fund’s transfer agent;

4.	facilitation of electronic delivery to clients of Fund documentation, including the Fund’s prospectus, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares;

5.	monitoring client accounts for back-up withholding and any other special tax reporting obligations;

6.	maintenance of books and records with respect to the foregoing; and

7.	such other information and liaison services as the Fund or NexPoint Advisors, L.P. may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.